SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

Wound Management Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code         817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 11, 2013, Wound Management Technologies, Inc. (the “Company”), together with certain of its subsidiaries, entered into a term loan agreement (the “Loan Agreement”) with Brookhaven Medical, Inc. (“BMI”), pursuant to which BMI made a loan to the Company in the amount of $1,000,000 under a Senior Secured Convertible Promissory Note (the “Note”). In connection with the Loan Agreement, the Company and BMI also entered into a letter of intent contemplating (i) an additional loan to the Company (the “Additional Loan” and, together with the Note, the “BMI Loans”) of up to $2,000,000 by BMI (or an outside lender), and (ii) entrance into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the Company would merge with a subsidiary of  BMI, subject to various conditions precedent.

The Note carries an interest rate of 8% per annum, and all unpaid principal and accrued but unpaid interest under the Note is due and payable on the later of (i) October 10, 2014, or (ii) the first anniversary of the date of the Merger Agreement. The Note may be prepaid in whole or in part upon ten days’ written notice, and all unpaid principal and accrued interest under the Note may be converted, at the option of BMI, into shares of the Company’s Series C Convertible Preferred Stock (“Series C Preferred Stock”) at a conversion price of $70.00 per share. The Company’s obligations under the Note are secured by all the assets of the Company and its subsidiaries.

The proceeds of the Note—together with proceeds of a private offering of Series C Preferred Stock—are expected to be used to retire most of the Company’s existing debt obligations (other than obligations under the BMI Loans).

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in further detail under Item 1.02 above, the Company and BMI entered into the Loan Agreement, pursuant to which BMI was issued the Note.

Item 3.02                      Unregistered Sales of Equity Securities

As described in further detail under Item 1.02 above, the Company and BMI entered into the Loan Agreement, pursuant to which BMI was issued the Note, all unpaid principal and accrued but unpaid interest under which is convertible at the option of BMI into shares of Series C Preferred Stock.

Item 3.03                      Material Modification to Rights of Security Holders.

As described in further detail under Item 5.03 below, on October 11, 2013, the Company filed the Certificate of Designations, designating  100,000 shares of  Series C Preferred Stock.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 11, 2013, John Feltman has been elected as a member of the Company’s Board of Directors, to serve until the Company’s next annual meeting of shareholders or until his earlier death, resignation, or removal. Mr. Feltman, 65, is currently the Chair and Chief Executive Officer of both BMI and Brookhaven Capital Corporation, and also serves on the boards of Futurematrix Interventional, Inc., NCAT, Inc., and CreatiVasc Medical, Inc.

The Company and BMI, of which Mr. Feltman serves as Chair and CEO, have entered into the Loan Agreement and certain related agreements as further described under Item 1.01 above.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 11, 2013, the Company filed a Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock (the “Certificate of Designations”), under which it designated 100,000 shares of Series C Preferred Stock. The Series C Preferred Stock is entitled to accruing dividends (payable, at the Company’s option, in either cash or stock) of 5% per annum until October 10, 2016, and 3% per annum until October 10, 2018. The Series C Preferred Stock is senior to the Company’s common stock and any other currently issued series of the Company’s preferred stock upon liquidation, and is entitled to a liquidation preference per share equal to the original issuance price of such shares of Series C Preferred Stock together with the amount of all accrued but unpaid dividends thereon.

Item 8.01                      Other Events.

On October 1, 2013, the Company’s Board of Directors approved (subject to shareholder approval) an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of the Company’s capital stock from 100,000,000 to 250,000,000.

Item 9.01.                       Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.                             Description
4.1	Certificate of Designations, Number, Voting Power, Preferences And Rights of Series C Convertible Preferred Stock
10.1	Letter of Intent
10.2	Term Loan Agreement
10.3	Senior Secured Convertible Promissory Note
10.4	Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: October 15, 2013	By:	/s/ Robert Lutz, Jr.
Robert Lutz, Jr., Chief Executive Officer